N e w s R e l e a s e
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release	Date: July 26, 2005
	Media Contact:	Shruthi Dyapaiah	1-913-327-4225	sdyapaiah@euronetworldwide.com
	Investor Relations (US):	IR Dept	1-913-327-4200	investor@euronetworldwide.com

Euronet Worldwide Reports Second Quarter 2005 Financial Results

LEAWOOD, KANSAS, USA—July 26, 2005—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, announced consolidated revenues of $132.2 million for the second quarter ended June 30, 2005. These results compare to $87.0 million for the second quarter ended June 30, 2004. Consolidated operating income for the quarter was $12.5 million, compared to $7.4 million for the second quarter 2004. Adjusted EBITDA (operating income plus depreciation and amortization) was $18.2 million for second quarter 2005, compared to $10.8 million for the second quarter 2004.

Net income for the second quarter 2005 was $3.9 million, or $0.10 diluted earnings per share, compared to a net income of $4.4 million, or $0.13 diluted earnings per share, for the second quarter 2004. The second quarter 2005 net income included a foreign exchange translation loss of $4.7 million; excluding this loss, diluted earnings per share were $0.23, and net income was $8.6 million. Net income for the second quarter 2004 included a foreign exchange translation gain of $0.3 million and a loss of less than $0.1 million on early retirement of debt; excluding this gain and loss, diluted earnings per share were $0.12, and net income was $4.1 million.

The EFT Processing Segment posted second quarter 2005 revenues of $26.0 million, compared to $18.0 million reported for the second quarter 2004. Operating income for the second quarter was $6.3 million, compared to the prior year’s second quarter of $3.1 million. Second quarter 2005 Adjusted EBITDA was $8.7 million, compared to $4.9 million for the second quarter 2004. The EFT Processing Segment processed 86.8 million transactions in the second quarter 2005 compared to 54.1 million transactions for the same period last year. The segment completed the quarter with 6,565 ATMs owned or operated, compared to 5,097 ATMs at the end of the second quarter 2004. The improved results of the second quarter 2005 over the same quarter last year are largely attributable to the continued growth in ATMs under management, primarily in our Indian, Polish and Romanian markets, together with transactional growth from those ATMs and all other managed ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Serbia, Slovakia, Kosovo, Albania and India.

The Prepaid Processing Segment reported second quarter 2005 revenues of $102.5 million, compared to $65.6 million reported for the second quarter 2004. Operating income for the second quarter 2005 was $8.3 million, compared to the prior year’s second quarter results of $6.3 million. Adjusted EBITDA for the second quarter 2005 was $11.3 million, compared to $7.7 million for the second quarter 2004. Total transactions processed by the Prepaid Processing Segment in the second quarter 2005 were 86.2 million, compared to 54.6 million prepaid transactions processed in the second quarter 2004.  The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 208,000 point-of-sale terminals across more than 101,000 retailers in Europe, Asia Pacific, Africa, and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s second quarter’s year-over-year revenue improvements were the result of a continuation of transaction growth together with benefits of acquisitions completed during and after the first quarter 2004.

The quarterly Adjusted EBITDA and operating income improvements generally correlated to the increases in revenues. Operating income in the second quarter 2005 included approximately $0.2 million in operating losses related to a recently acquired money transfer company, TelecommUSA, and approximately $0.7 million in incremental and recurring marketing expenses in the U.S. market. Depreciation and amortization included approximately $1.6 million for amortization of intangible assets assigned for purchase accounting related to the acquisitions in the Prepaid Processing Segment.

Corporate Services and Other had $2.8 million of operating expenses in the second quarter 2005, compared to $2.4 million for the second quarter 2004, primarily due to increases in professional fees, largely driven by the requirements of the Sarbanes-Oxley Act of 2002, professional fees related to acquisition analysis and salary expense resulting from overall company growth.

All segments included, transactions processed in the second quarter 2005 were 173.0 million, compared to 108.7 million processed in the second quarter 2004. This increase was primarily due to the EFT Processing Segment implementation of ATM outsourcing agreements in India, Romania and Poland, combined with continued growth and acquisitions in the Prepaid Processing Segment.

The company’s unrestricted cash on hand was $50.3 million as of June 30, 2005 as compared to $73.0 million at March 31, 2005. The decrease in unrestricted cash was largely due to acquisition-related payments. Euronet’s total indebtedness was $178.7 million, including $140 million in contingently convertible bonds issued in December 2004, as of June 30, 2005, compared to $164.5 million at March 31, 2005. The increase of $14.2 million largely related to short-term draws on the company’s $50 million revolving credit agreement to accommodate certain month-end trade payables and has been largely repaid after June 30, 2005.

Euronet also announced that it expects diluted earnings per share for the third quarter 2005 to be approximately $0.24. This increase does not take into consideration the effects of foreign exchange gains or losses, gains or losses on the early retirement of debt, discontinued operations, and other non-operating or unusual items that Euronet cannot reasonably project.

In December 2004, the company issued convertible senior debentures, that if converted in the future, would have a potentially dilutive effect on the company’s stock. The debentures are potentially convertible into approximately 4.2 million shares of common stock, subject to adjustment. As required by EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” contingently convertible shares shall be included in the per share calculations on the “if converted” basis if the per share result is dilutive. Since the assumed conversion of the debentures is not dilutive for the three months ended June 30, 2005, the impact has been excluded from the calculation of diluted earnings per share; however, the impact on earnings per share is expected to be dilutive in future periods, and, accordingly, the 4.2 million shares would be included in the calculation of diluted earnings per share.

We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While depreciation and amortization are considered operating costs under accounting principles generally accepted in the United States, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Adjusted EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the transaction processing industry. Moreover, management analyzes historical results adjusted for certain items that are non-operational or not necessarily ongoing in nature and that are incremental to the baseline of the business. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release. Management believes the exclusion of these items provides a more informed basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

Euronet Worldwide will host an analyst conference call on Wednesday, July 27, 2005, at 10:00 a.m. U.S. Eastern Time to discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.comor via Vcall at http://www.vcall.com/CEPage.asp?ID=92670. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at http://www.vcall.com/CEPage.asp?ID=92670 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 160753. The call and webcast replay will be available for one month. You can also access the Earnings presentation at www.euronetworldwide.com/investors/library/presentations.asp. No fees are charged to access any event.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates and services the largest pan-European group of ATMs and operates the largest India shared ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 208,000 point-of-sale terminals across more than 101,000 retailers in Europe, Asia Pacific, Africa and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 23 worldwide offices, Euronet serves clients in approximately 70 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release that concern the company's or management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company's business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the period ended March 31, 2005. Copies of these filings may be obtained by contacting the company or the SEC.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income and Comprehensive Income
(unaudited - in thousands, except share and per share data)

	Three Months Ended
	June 30,
	2005	2004

Revenues:
EFT Processing	$26,041	$18,002
Prepaid Processing	102,480	65,634
Software Solutions	3,724	3,386
Total revenues	132,245	87,022

Operating expenses:
Direct operating costs	92,157	60,501
Salaries and benefits	13,724	10,031
Selling, general and administrative	8,197	5,691
Depreciation and amortization	5,645	3,433
Total operating expenses	119,723	79,656
Operating income	12,522	7,366

Other income (expenses):
Interest income	1,105	615
Interest expense	(1,617)	(1,672)
Income from unconsolidated affiliates	407	125
Loss on early retirement of debt	-	(23)
Foreign exchange gain (loss), net	(4,715)	258
Total other expense	(4,820)	(697)
Income from continuing operations before
income taxes and minority interest	7,702	6,669
Income tax expense	(3,471)	(2,289)
Minority interest	(313)	-

Net income	3,918	4,380
Translation adjustment	(3,621)	274
Comprehensive income	$297	$4,654

Net Income per share - basic:
Net income	$0.11	$0.14

Basic weighted average shares outstanding	35,129,878	30,966,937

Net Income per share - diluted:
Net income	$0.10	$0.13

Diluted weighted average shares outstanding	37,745,274	34,058,533

EURONET WORLDWIDE, INC.
Consolidated Summary Balance Sheets
(unaudited - in thousands)
	As of	As of
	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$50,333	$124,198
Restricted cash	80,243	69,300
Inventory - PINs and other	29,438	18,949
Trade accounts receivable, net of allowance for doubtful accounts	113,826	110,306
Other current assets, net	32,699	22,013

Total current assets	306,539	344,766

Property, plant and equipment, net	41,334	39,907
Goodwill and intangible assets, net	297,273	212,598
Other assets, net	18,110	21,204

Total assets	$663,256	$618,475

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$266,400	$283,918
Current portion of capital lease obligations and short-term borrowings	10,023	9,265

Total current liabilities	276,423	293,183

Obligations under capital leases, excluding current installments	14,087	16,894
Deferred income tax	24,459	17,520
Debt obligations	154,570	140,000
Other long-term liabilities	2,152	3,093
Minority interest	6,944	5,871

Total liabilities	478,635	476,561

Stockholders' equity	184,621	141,914

Total liabilities and stockholders' equity	$663,256	$618,475

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended June 30, 2005
	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated

Net income	$4.4	$6.8	$0.8	$3.9

Add: Income tax	1.5	2.3	-	3.5
Add: Interest expense	0.5	0.1	-	1.6
Add: Foreign exchange loss	-	-	-	4.7
Add: Minority interest	0.1	0.2	-	0.3
Less: Income from unconsolidated affiliates	(0.2)	(0.2)	-	(0.4)
Less: Interest income	(0.1)	(0.9)	-	(1.1)
Rounding and other	0.1	-	-	-

Subtotal - Operating income	6.3	8.3	0.8	12.5

Add: Depreciation and amortization	2.4	3.0	0.3	5.6
Rounding	-	-	(0.1)	0.1

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$8.7	$11.3	$1.0	$18.2

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended June 30, 2004
	EFT	Prepaid	Software
	Processing	Processing	Solutions	Consolidated

Net income	$2.0	$5.6	$0.3	$4.4

Add: Income tax	0.8	1.5	-	2.3
Add: Interest expense	0.3	-	-	1.7
Less: Foreign exchange gain	-	-	-	(0.3)
Less: Income from unconsolidated affiliates	-	(0.1)	-	(0.1)
Less: Interest income	-	(0.6)	-	(0.6)
Less: Rounding and other	-	(0.1)	-	-

Subtotal: Operating income	3.1	6.3	0.3	7.4

Add: Depreciation and amortization	1.8	1.4	0.2	3.4
Rounding	-	-	0.1	-

Earnings before interest, taxes, depreciation and
amortization (Adjusted EBITDA)	$4.9	$7.7	$0.6	$10.8

EURONET WORLDWIDE, INC.
Reconciliation of Net Income Excluding FX, Discontinued Operations, Gain on Sale and Retirement of Debt
(unaudited - in millions, except share and per share data)

	Three months ended
	June 30,

	2005	2004

Net income	$3.9	$4.4
Foreign exchange loss (gain)	4.7	(0.3)

Net income before foreign exchange loss (gain)	$8.6	$4.1

Adjusted income per share - diluted *	$0.23	$0.12

Diluted weighted average shares outstanding	37,745,274	34,058,533

* Adjusted income per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with GAAP.

Note: Gains on Sale of assets and Retirement of Debt were less than $0.1 million combined and therefore excluded from the table.